Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS.

San Diego, CA – March 16, 2015 – Turtle Beach Corporation (NASDAQ: HEAR) today announced financial results for the fourth quarter and full year ended December 31, 2014.

Highlights & Developments:

•	Increased fourth quarter net revenue over 2013 by 7% to $92.3 million.

•	Increased full year 2014 net revenue over 2013 by 4% to $186.2 million.

•	Grew full year 2014 European revenues by 19%.

•	Produced eight of the top 10 gaming headsets when measured by dollar share in the U.S. during the fourth quarter.

•	Produced four of the top five Xbox One headsets when measured by unit share in the U.S. during the fourth quarter.

•	Decreased net debt by 37% year-over-year to $36.7 million at December 31, 2014.

•	Replaced subordinated debt with lower cost financing.

•	Further increased intellectual property asset base to 35 patents issued and 86 patents pending.

“Our fourth quarter top-line results represent a solid finish to the first year of the next generation gaming consoles,” commented Juergen Stark, chief executive officer of Turtle Beach. “Several of our new Xbox One and PlayStation®4 headsets featured first-and-only innovations and were best-selling products in their category at retail during the holiday season. However, due to the West Coast port slowdown we were forced to expedite more shipments than planned to ensure timely deliveries which reduced margins during the quarter. The performance of our next generation headsets helped offset softer than expected demand for our previous generation portfolio, as the user base on Xbox 360 and PlayStation®3 has declined more rapidly at the start of the multi-year console transition cycle than initially projected by us and the industry.”

Mr. Stark continued, “With the successful release of the broadest and most feature-rich portfolio of next generation console gaming headsets, we are well positioned to capitalize on the popularity and growth of the Xbox One and PlayStation®4 consoles. Given our strong share in previous generation console headsets and the more rapid decline of that business than expected during 2014, we are balancing growth initiatives with programs aimed at improving operating efficiency and managing expenses going forward in an effort to produce higher net margins on our headset business. These efforts include reconfiguring our supply chain in order to lower product costs and selective trimming of operating expenses. At the same time, progress on HyperSound® healthcare channel and product development is progressing, and we believe that the upcoming launch of our HyperSound product later this year will provide the Company meaningful sales and margin expansion opportunities over the long-term.”

Fourth Quarter and Full Year Review

Net revenue in the fourth quarter increased 7.1% to $92.3 million, compared to $86.1 million a year ago. The increase in revenue was primarily driven by strong consumer response to the Company’s Xbox One and PlayStation4 compatible headsets, partially offset by a decline in sales of previous generation headsets. For the full year, revenue increased 4.3% to $186.2 million, compared to $178.5 million last year.

Gross profit for the fourth quarter was $25.8 million, compared to $26.7 million in the same period in 2013. Gross margin was 28.0% in the fourth quarter compared with 31.0% in the same period a year ago. The 300 basis point decline in gross margin was primarily driven by $1.5 million in incremental shipping costs resulting from West Coast port delays and a $1.5 million write-off of some legacy contracts. Excluding these costs, fourth quarter gross margin was 1.2%. Gross margin for the full year was 27.2% compared to 28.2% in 2013. Gross margin for 2014 reflected $2.5 million of costs related to the Xbox One chat adapter, $1.5 million in incremental shipping costs, and $1.5 million associated with the write-off of some legacy contracts. Excluding these additional costs, 2014 gross margin was 30.2%.

Operating expenses for the fourth quarter were $18.6 million compared to $15.7 million in the same period in 2013. The increase in operating expenses was primarily attributable to costs associated with being a public company, including additional headcount and higher stock-based compensation costs, and investments in personnel and product development of the Company’s HyperSound technology. For the full year, operating expenses were $64.5 million compared to $48.7 million in 2013.

Net income for the fourth quarter was $2.4 million, or $0.06 per diluted share based on 42.0 million average shares outstanding, compared to net income of $0.9 million or $0.07 per diluted share based on 12.7 million average shares outstanding in the same period a year ago. Excluding restructuring charges of $0.7 million, fourth quarter 2014 net income was $3.1 million, or $0.07 per diluted share. Net loss for the full year was ($15.5) million, or ($0.39) per diluted share based on 39.7 million average shares outstanding, compared to ($6.2) million, or ($0.49) per diluted share based on 12.7 million average shares outstanding in fiscal 2013. Excluding restructuring charges and business transaction costs, 2014 net loss was ($11.0) million, or ($0.28) per diluted share.

Adjusted EBITDA (as defined below) for the headset business totaled approximately $13.5 million in the fourth quarter compared to $15.1 million in the fourth quarter of 2013. Adjusted EBITDA on a consolidated basis was $10.4 million, reflecting investments of approximately $3.1 million in the HyperSound business during the quarter. For the full year, Adjusted EBITDA for the headset business totaled approximately $12 million in 2014 as compared to $13.9 million in 2013. Adjusted EBITDA on a consolidated basis was $2.0 million for the full year, reflecting investments of approximately $10 million in the HyperSound business.

Balance Sheet Review

The Company ended the quarter with approximately $7.9 million in cash and cash equivalents compared to $6.5 million as of December 31, 2013. As of December 31, 2014, the Company had cash, cash equivalents and available borrowings under its credit facility totaling $22.9 million. Outstanding debt at December 31, 2014 decreased 31.0% or $20.0 million to $44.6 million compared to $64.6 million at December 31, 2013. Total inventory as of December 31, 2014 decreased $11.2 million, or 22.6% to $38.4 million compared to the same period in 2013.

Fourth Quarter and Full Year Presentation

The Company also announced it has posted a fourth quarter and full year business and earnings summary presentation on its corporate website. The presentation can be accessed at http://corp.turtlebeach.com/investor-relations.

Conference Call Details

Turtle Beach Corporation CEO Juergen Stark and CFO John Hanson will host a conference call and simultaneous webcast to discuss the fourth quarter and full year 2014 financial results and review the Company’s outlook for the first quarter and full year 2015 today, March 16, 2015, at 1:30 PM Pacific Time / 4:30 PM Eastern Time.

To participate in the conference call, investors should dial (877) 303-9855 (domestic) or (408) 337-0154 (international), and provide the pass code 97638568, 10-minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.turtlebeachcorp.com. An archive of the webcast will be available on the Company’s website for approximately one year, and a recorded replay of the call will be available for one week at (855) 859-2056 and (404) 537-3406 and entering conference ID number 97638568.

10-K Update

The Company announced today that it has filed a Form 12b-25 with the Securities and Exchange Commission providing the Company an automatic 15 day grace period to file its Form 10-K for the year ended December 31, 2014. The Company experienced unanticipated delays in compiling certain necessary information for its annual financial statements and consequently, for its auditors to complete the audit of the Registrant’s financial statements and for the Registrant to prepare a complete filing of the Annual Report in a timely matter without unreasonable effort or expense.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. These non-GAAP financial measures relate to presenting Adjusted EBITDA for the periods presented. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), non-cash amortization of payments to founders and certain business transaction expenses. Management adjusts net income (loss) for business transaction costs because it believes that such items are not representative of core operations. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three and twelve months ended December 31, 2014 and 2013.

About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs leading edge audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially-licensed headsets for the Xbox One and PlayStation 4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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All trademarks are the property of their respective owners.

For Information, Contact:

Joshua Weisbord	Anne Rakunas
Turtle Beach Corporation	ICR
(908) 768-4928	(310) 954-1113
Joshua.Weisbord@turtlebeach.com	anne.rakunas@icrinc.com

Turtle Beach Corporation

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,908	$6,509
Accounts receivable, net	61,059	48,542
Inventories, net	38,400	49,643
Deferred income taxes	4,930	2,214
Prepaid income taxes	1,482	2,925
Prepaid expenses and other current assets	3,818	3,561

Total Current Assets	117,597	113,394
Property and equipment, net	6,722	7,369
Goodwill	80,974	—
Intangible assets, net	39,726	3,972
Deferred income taxes	1,128	827
Other assets	821	1,745

Total Assets	$246,968	$127,307

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facilities	$36,863	$39,736
Term loan	1,923	14,500
Accounts payable	35,546	44,136
Due to shareholders	—	3,125
Other current liabilities	14,525	9,712

Total Current Liabilities	88,857	111,209
Term loan, long-term portion	5,769	—
Series B redeemable preferred stock	14,916	13,713
Deferred income taxes	648	850
Subordinated notes	—	10,342
Other liabilities	5,592	1,986

Total Liabilities	115,782	138,100

Commitments and Contingencies
Series A convertible stock, $0.01 par value - 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of December 31, 2013	—	24,345
Stockholders’ Equity (Deficit)
Common stock, $0.001 par value - 50,000,000 shares authorized; 42,027,991 and 12,700,460 shares issued and outstanding as of December 31, 2014 and 2013, respectively	42	13
Additional paid-in capital	128,084	(54,031)
Retained earnings	3,289	18,775
Accumulated other comprehensive income (loss)	(229)	105

Total Stockholders’ Equity (Deficit)	131,186	(35,138)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$246,968	$127,307

Turtle Beach Corporation

Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net Revenue	$92,267	$86,118	$186,176	$178,470
Cost of Revenue	66,456	59,382	135,509	128,141

Gross Profit	25,811	26,736	50,667	50,329

Operating expenses:
Selling and marketing	10,782	9,862	33,442	31,645
Research and development	2,534	1,634	9,400	4,873
General and administrative	4,577	2,671	17,159	8,349
Business transaction costs	—	1,577	3,744	3,864
Restructuring charges	747	—	747	—

Total operating expenses	18,640	15,744	64,492	48,731

Operating income (loss)	7,171	10,992	(13,825)	1,598
Interest expense	1,048	2,046	7,209	6,626
Other non-operating expense, net	485	(211)	724	45

Earnings (Loss) before income tax expense (benefit)	5,638	9,157	(21,758)	(5,073)
Income tax expense (benefit)	3,278	8,276	(6,272)	1,090

Net income (loss)	$2,360	$881	$(15,486)	$(6,163)

Net loss per share:
Basic	$0.06	$0.07	$(0.39)	$(0.49)
Diluted	$0.06	$0.07	$(0.39)	$(0.49)
Weighted average number of shares:
Basic	42,027	12,700	39,665	12,700
Diluted	42,027	12,700	39,665	12,700

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 3.

	Three Months Ended
	December 31, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$92,267	$—	$—	$—	$—	$92,267
Cost of Revenue	66,456	(72)	(24)	(91)	—	66,269

Gross Profit	25,811	72	24	91	—	25,998

Operating Expense	18,640	(1,389)	(234)	(1,187)	(747)	15,083

Operating income	7,171	1,461	258	1,278	747	10,915

Interest expense	1,048
Other non-operating expense, net	485					485

Earnings before income tax benefit	5,638
Income tax expense	3,278

Net income	$2,360			Adjusted EBITDA		$10,430

	Year Ended
	December 31, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$186,176	$—	$—	$—	$—	$186,176
Cost of Revenue	135,509	(227)	(104)	(310)	—	134,868

Gross Profit	50,667	227	104	310	—	51,308

Operating Expense	64,492	(5,573)	(962)	(4,884)	(4,491)	48,582

Operating income (loss)	(13,825)	5,800	1,066	5,194	4,491	2,726

Interest expense	7,209
Other non-operating expense, net	724					724

Loss before income tax benefit	(21,758)
Income tax benefit	(6,272)

Net loss	$(15,486)			Adjusted EBITDA		$2,002

(1)	Other includes Business transaction costs of $3,744 and Restructuring charges of $747.

Table 3. (continued)

	Three Months Ended
	December 31, 2013
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj Business Transaction Expense	Adj EBITDA
Net Revenue	$86,118	$—	$—	$—	$—	$86,118
Cost of Revenue	59,382	(58)	—	(4)	—	59,320

Gross Profit	26,736	58	—	4	—	26,798

Operating Expense	15,744	(1,312)	(211)	(640)	(1,577)	12,004

Operating income	10,992	1,370	211	644	1,577	14,794

Interest expense	2,046
Other non-operating expense (income), net	(211)					(211)

Earnings before income tax benefit	9,157
Income tax expense	8,276

Net income	$881			Adjusted EBITDA		$15,005

	Year Ended
	December 31, 2013
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$178,470	$—	$—	$—	$—	$178,470
Cost of Revenue	128,141	(183)	—	(60)	—	127,898

Gross Profit	50,329	183	—	60	—	50,572

Operating Expense	48,731	(4,239)	(923)	(2,503)	(4,391)	36,675

Operating income	1,598	4,422	923	2,563	4,391	13,897

Interest expense	6,626
Other non-operating expense, net	45					45

Loss before income tax expense	(5,073)
Income tax expense	1,090

Net loss	$(6,163)			Adjusted EBITDA		$13,852

(2)	Other includes Business transaction costs of $3,864 and Payments to founders of $527.